Exhibit 99.1


 Advanced BioPhotonics Inc. Announces Reorganization of Its Board of Directors


     BOHEMIA, N.Y.--(BUSINESS WIRE)--Jan. 6, 2006--Advanced BioPhotonics Inc. (OTCBB: ABPH) reported today that as part of its long-term strategic plan, it is reducing the overall size of its Board of Directors from twelve (12) to seven
(7) members.
     The Board, in consultation with outside legal and financial advisors, has undertaken a significant review of its size and composition over the past several months. Based on many factors, including the objective of enhancing its level of related industry expertise, the need to be more nimble and flexible as the Company moves through its development stage toward commercialization, and a study of the size and composition of the boards of comparable companies, the following actions are being taken:

     1) The overall size of the Board is being reduced from twelve (12) to seven (7) members;
     2) In addition to one (1) current vacancy, four (4) directors - Judge Joseph Lisa, George Benedict, Gordon Lenz, and Robert Loy - have voluntarily offered to step down, and the Board has accepted their resignations, effective as of December 31, 2005;
     3) The Board intends to initiate a formal search with the assistance of an executive recruiting firm to identify and attract one or more board members with specific experience/expertise in our industry space;
     4) The Board has decided to leave the Chairman position vacant pending the results of the search process; and has appointed current Director William J. Wagner to act as Lead Director through the upcoming Annual Meeting of Shareholders; and
     5) The Board has moved to reestablish an active Scientific Advisory Board under the direction of current Director Dr. Michael Davis.

     Hon. Joseph Lisa had been a member of the Company's Board of Directors since June 2003 and Chairman of the Board since November 2004. Judge Lisa, who also chaired the Board's Nominations and Governance Committee, stated "It has been a privilege to have worked with Advanced BioPhotonics to move its technology forward. This innovative product, which is non-invasive and does not incorporate a contrast agent, represents an affordable biomedical imaging alternative. I wish the Company the best of luck in its future endeavors."
     Mr. George Benedict had been a member of the Company's Board of Directors since December 2002. He also served on the Board's Nominations and Governance Committee. Mr. Benedict, who is a significant stockholder of the Company, stated "It has been a pleasure to have served on the Board of such a worthwhile organization with such great innovative ideas for the well-being of mankind. I look forward to seeing the success of the culmination of all the efforts and wish the Board my very best."
     Mr. Gordon Lenz had been a member of the Company's Board of Directors since August 2003. Mr. Lenz, who is also a significant stockholder of the Company, stated "I have enjoyed my opportunity to share in the development and growth of this dynamic company and feel that the Company has enormous potential for the future." He added, "I wish the Company and the existing Board my very best in their future endeavors."
     Mr. Robert Loy had been a member of the Company's Board of Directors since June 2002. Mr. Loy, who also served on the Board's Compensation Committee, stated "It has been my pleasure to serve on the Board of Directors for these past years and I look forward to the upcoming real growth of this fine Company."
     "Joe, George, Gordon and Bob have done a terrific job of helping guide the Company during its development stage. Their wisdom and counsel will be missed at the Board level, but we look forward to their continued support as stockholders" said Denis O'Connor, the Company's CEO. Mr. Wagner added, "We are very grateful for their many contributions, and appreciative of their willingness to take this step in helping the Company achieve its next stage of development."

     About Advanced BioPhotonics

     Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics provides imaging technology for clinicians and researchers for, disease detection and disease management and drug discovery applications.
     Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


     CONTACT: Advanced BioPhotonics Inc.
              Denis O'Connor, 631-244-8244